Exhibit 99.1

Ruud Spoor joins Playlogic Entertainment, Inc. as Director

PRESS RELEASE

Amsterdam / New York, 30th  of June, 2008 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced that Ruud Spoor joined the company as non-executive Director, effective the 23rd of June. 2008. Spoor is director at BL Capital B.V., Mr. Spoor will serve as the fourth non-executive director on the Board of Playlogic Entertainment, Inc. in addition to Chairman Willy Simon, Erik van Emden and George Calhoun.
Executive board member is CEO/President Willem M. Smit.

Since 2007, Mr. Spoor has been the director of BL Capital B.V., an investment firm located in ‘s Hertogenbosch, the Netherlands.  Prior to BL Capital, Mr. Spoor was Commercial Director Corporate Clients of ABN-AMRO in the Netherlands.  Spoor also currently serves as a director or as a member of the supervisory board in several Dutch companies.

Willy Simon, Playlogic’s Chairman, said, “We are very pleased that Mr. Ruud Spoor joins the Board of Playlogic International at the next step of its growth. He adds significant financial and business experience, as well as access to the Dutch Investors community”.

Ruud Spoor said, “I am excited to join the Board of Playlogic and help the company to manage its growth and visibility in a very dynamic market.”

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 80 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands. Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles, on several platforms, during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com